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                                  EXHIBIT 3.1
              CERTIFICATE OF INCORPORATION OF IVI CHECKMATE CORP.
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                          CERTIFICATE OF INCORPORATION
                                       OF
                              IVI CHECKMATE CORP.

    The undersigned incorporator, for the purpose of incorporating or organizing a corporation under the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify that:

    FIRST: The name of the corporation is IVI CHECKMATE CORP. (hereinafter the "Corporation").

    SECOND: The address of the Corporation's registered office in the State of Delaware is Corporate Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

    FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 100,000,000 shares, consisting of (1) 99,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and (2) 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

                                I. COMMON STOCK

        Except as otherwise provided herein or as otherwise required by applicable law, all shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same rights and privileges.

                              II. PREFERRED STOCK

        The Preferred Stock may be issued in one or more series and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, or restrictions thereof, as shall be stated and expressed in this Certificate of Incorporation or in any amendment hereto, or in a resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors.

                            SERIES A PREFERRED STOCK

        One share of the Preferred Stock, par value $.01 per share, is hereby constituted as a series of the Preferred Stock designated Series A Preferred Stock. The holder of the Series A Preferred Stock shall be entitled to receive such dividends as the Board of Directors of the Corporation may declare from time to time with respect to the Series A Preferred Stock. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to the prior rights of any holders of shares of Preferred Stock ranking senior to the Series A Preferred Stock, the holder of the share of Series A Preferred Stock shall be paid an amount equal to $1.00 before payment shall be made to holders of any stock ranking on liquidation junior to the Series A Preferred Stock (such amount payable with respect to the Series A Preferred Stock being referred to as the "Series A Liquidation Preference Amount"). The Series A Preferred Stock shall be redeemable at any time at the election of the Corporation for an amount equal to the Series A Liquidation Preference Amount.

    FIFTH: The Corporation shall be entitled to treat the person in whose name any shares of its capital stock are registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not the Corporation shall have notice thereof, except as required by applicable law.

    SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

    SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the By-Laws of the Corporation.
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    EIGHTH: The Corporation expressly elects not to be governed by Section 203 of the GCL.

    NINTH: To the fullest extent permitted by the GCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the GCL is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended from time to time. No repeal or modification of this Article NINTH by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article NINTH at the time of such repeal or modification.

    TENTH: Except as set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

    ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in applicable law) outside the State of Delaware at such place as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

    TWELFTH: The powers of the undersigned incorporator shall terminate upon the filing of this Certificate of Incorporation, and the persons who shall serve as directors of the Corporation until their successors are elected and qualify are:

    J. Stanford Spence

    1003 Mansell Road

    Roswell, Georgia 30076

    George Whitton

    79 Torbarrie Road

    Toronto, Ontario, Canada

    M3L 1G5

    Gregory A. Lewis

    1003 Mansell Road

    Roswell, Georgia 30076

    L. Barry Thomson

    79 Torbarrie Road

    Toronto, Ontario, Canada

    M3L 1G5

    IN WITNESS WHEREOF, I have signed this Certificate of Incorporation on January 15, 1998.

                                By: /s/ DAVID G. NICHOLS,
                                  JR.
                                  -------------------------
                                  Name: David G. Nichols,
                                  Jr.
                                  Address: 101 Park Avenue
                                  10178   New York, NY

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